                                   EXHIBIT 12

                      EMERSON RADIO CORP. AND SUBSIDIARIES
                                  EXHIBIT TO FORM S-1
               COMPUTATION OF RATIO OF EARNINGS (LOSS) TO COMBINED FIXED
                            CHARGES AND PREFERRED STOCK DIVIDENDS
                              (In thousands, except ratio data)
                                                       Historical
                        Nine                Three                                  Three       Three
                        Months     Year     Months    Year      Year      Year     Months      Months
                        Ended      Ended    Ended     Ended     Ended     Ended    Ended       Ended
                        Dec. 31    Dec. 31  Mar. 31   Mar. 31   Mar. 31   Mar. 31  June 30,    June 30,
                        1990       1991     1992      1993      1994      1995     1994        1995
Pretax Earnings(loss)
                       $(39,851)  $(59,571) $(6,743) $(55,291) $(73,327)  $7,642   $(2,827)     $(1,309)

Fixed Charges:
Interest                 13,978     18,546    4,217    18,257    10,243    2,582       379          547
Amortization of
  debt expenses            -          -         -         -         -        300        75           75
                         13,978     18,546    4,217    18,257    10,245    2,882       454          622
Earnings(loss)
                        (25,873)   (41,025)  (2,526)  (37,034)  (63,084)  10,524    (2,373)        (687)
Fixed Charges:
   Interest              13,978     18,546    4,217    18,257    10,243    2,582       379          547
Amortization of debt
  expenses                -           -          -       -         -         300        75           75
Preferred stock dividend
   requirements(a)        -           -          -       -         -         725       181          181

                         13,978     18,546    4,217    18,257   10,243     3,607       635          803

Ratio of Earnings (Loss) to
Combined Fixed Charges and
Preferred Stock
Dividends                 (1.85)     (2.21)   (0.60)    (2.03)   (6.16)     2.92     (3.74)       (0.86)

Coverage Deficiency   $  13,978  $  18,546  $ 4,217  $ 18,257  $ 10,243   $    -    $    635    $   803

____________
(a) The preferred stock dividend requirements have been adjusted to reflect the pretax earnings which would be required to cover such dividend requirements.
